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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members Monosol Rx LLC:

We consent to the use of our report dated May 14, 2007, with respect to the balance sheets of Monosol Rx LLC as of December 31, 2006 and 2005, and the related statements of operations, changes in members' equity and cash flows for each of the years in the three-year period ended December 31, 2006, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/S/  KPMG LLP

Chicago, Illinois
June 25, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM